EXHIBIT 4.02

AEGON N.V.

2010 AEGON N.V. LTIC Plan for Executive Board, Management Board, Senior Management and Other Managers

Additional Plan Information

Any capitalized terms not defined herein shall have the meaning ascribed to them in the 2010 AEGON N.V. LTIC Plan Rules for Executive Board, Management Board, Senior Management and Other Managers.

Eligible Participants

Eligible participants are select senior management employees who are approved to participate in the plan as an executive board member, management board member, member of senior management or other manager for the purpose of strengthening their commitment to the Company’s business strategy, risk tolerance and long term performance.

Securities to be Offered

Pursuant to the 2010 AEGON N.V. LTIC Plan (the LTIC Plan), the Company will offer 3,888,304 shares of Common Stock (€ 0.12 par value per share).

ERISA Statement

The LTIC Plan is not subject to any provisions of the Employee Retirement Income Security Act (ERISA).

Tax Effects

Tax Treatment to the Individual Who Acquires Stock: The LTIC Plan is not qualified under Section 401(a) of the Internal Revenue Code. The recipient of the Common Stock (the Recipient), therefore, will be deemed for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs: (a) the shares become freely transferable, or (b) the shares cease to be subject to a substantial risk of forfeiture.  Accordingly, the Recipient will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of vesting (i.e. actual receipt of the Shares) since there will be no substantial risk of forfeiture or other restrictions on transfer.  The Recipient is urged to consult his tax advisor on this matter.

Tax Treatment to the Company: The amount of income recognized by any Recipient hereunder in accordance with the foregoing discussion will be an expense deductible by the Company for federal income tax purposes in the taxable year of the Company during which the Recipient recognizes income.

Plan Administrator; Requesting Additional Information

The Company is the administrator of the LTIC Plan.  There are no assets held for investment under the LTIC Plan and therefore there will be no periodic reports relating to the LTIC Plan.

Participants may request additional information about the plan and its administrators, as well as the Form S-8 registration statement and any documents incorporated by reference therein, by contacting the following individual:

David J. Beatty

Director – Compensation & Benefits

4333 Edgewood Rd NE

Cedar Rapids, IA  52499

(319) 355-8737 (phone)

(877) 355-2372 (fax)

David.Beatty@Transamerica.com